EXHIBIT 99

For Further Information:
Investor Contact:	Gary Frazier/Deborah Abraham
(203) 459-7331/6674

Media Contact:	Maria Gordon Shydlo
(203) 459-7674

FOR IMMEDIATE RELEASE

OXFORD HEALTH PLANS SETTLES

1997 SECURITIES CLASS ACTION

TRUMBULL, CONN. (March 3, 2003) – Oxford Health Plans, Inc. (NYSE: OHP) announced today that it has agreed in principle with the plaintiffs to settle the 1997 securities class action litigation pending against the Company for $225 million. The settlement is subject to the execution of documents for filing with the Court and approval by the Court after notice to the class.

The excess insurance carriers for the first $25 million under the Company’s previously disclosed $200 million excess insurance policies have agreed to contribute $25 million to the settlement, but the other carriers under the policies have refused to contribute to this settlement. Accordingly, the Company will be required to pay $200 million of the settlement and, as previously disclosed, will be required to pay the excess insurance carriers an additional premium of $8 million. The Company will fund the settlement (including the additional premium and litigation expenses) with cash and financing.

“We are pleased to put this matter behind us and focus entirely on the future of Oxford. We do not believe that funding of this settlement will have a significant effect on our existing share repurchase program during the remainder of 2003,” said Charles G. Berg, president and chief executive officer.

The Company previously incurred a charge of $151.3 million, representing its previous $161.3 million settlement offer net of $10 million in primary directors and officers insurance coverage, and a $20 million charge for additional legal expenses related to trial. In connection with the settlement announced today, the Company expects to incur an additional pre-tax charge of between $40 and $45 million in the first quarter of 2003, which charge, along with prior charges, will fully cover all of the Company’s expenses relating to settlement costs, legal fees expenses.

As previously disclosed, the Company had offered $161.3 million to the plaintiffs representing the full amount of the retention under the insurance carriers’ interpretation of the excess insurance policies. Under the insurance carriers’ interpretation of the excess insurance policies, the Company was obligated to pay the $161.3 million retention and the additional $8 million premium, and, if the excess insurance carriers fully participated in the $225 million settlement, the Company would have been obligated to pay approximately $6.4 million in co-insurance. Accordingly, the Company’s settlement without the full benefit of the excess insurance coverage will result in the Company paying an additional approximately $32.3 million.

The Company is considering its options with respect to the excess insurance carriers that refused to contribute to the settlement, including the possibility of bringing legal action against these carriers for recovery of at least $32.3 million under the terms of the excess insurance policies.

These securities class actions, which were brought in 1997 following the October 27, 1997 decline in the price of the Company’s common stock, are described in more detail in the Company’s annual report on Form 10-K for the year ended December 31, 2002.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford’s services include traditional health maintenance organizations, point-of-service plans, Medicare plans and third party administration of employer-funded benefit plans.

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Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release, including statements concerning the 1997 securities litigation, options with regard to the excess insurance carriers, the Company’s share repurchase program and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•	Changes in Federal or State regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.
•	The state of the economy.
•	Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.
•	Competitive pressure on the pricing of the Company’s products, including acceptance of premium rate increases by the Company’s commercial groups.
•	Higher than expected administrative costs in operating the Company’s business and the cost and impact on service of changing technologies.
•	The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliation’s and performance under such arrangements.
•	Any changes in the Company’s estimates of its medical costs and expected cost trends.
•	The impact of future developments in various litigation (including pending class and derivative actions filed against the Company and certain of its officers and directors, and other proceedings commenced against the Company and several employees by certain healthcare providers), class actions in Connecticut, New Jersey and New York and related litigation by the Connecticut Attorney General, regulatory proceedings and other governmental action (including the periodic examination, investigation and review of the Company by various Federal and State authorities).
•	The Company’s ability to renew existing members and attract new members.
•	The Company’s ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.
•	Any future acts or threats of terrorism or war.
•	Those factors included in the discussion under the caption “Cautionary Statement Regarding Forward-Looking Statements” in Part I, Item 1, of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

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